Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

EngageSmart, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(r)	9,200,000 shares	$21.32	$196,144,000	0.00011020	$21,615.07
		Total Offering Amounts				$196,144,000		$21,615.07
		Total Fees Previously Paid						N/A
		Total Fee Offsets						N/A
		Net Fee Due						$21,615.07

(1)	Includes 1,200,000 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.
(2)

Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low price per share of the Registrant’s common stock as reported on the New York Stock Exchange on February 27, 2023. The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-270090).